UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2009

GOLDEN KEY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53027	33-0944402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

555 NW Park Avenue, Penthouse 804, Portland, Oregon  97209
(Address of principal executive offices) (zip code)

503-512-5201
(Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11 th Floor
New York, New York 10005
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement s of Certain Officers

On July 10, 2009, Robert Blair resigned from Golden Key International, Inc. (the “Company”) as Chief Executive Officer, President Chief Financial Officer, Treasurer and Secretary.  Additionally on July 10, 2009, Mr. Blair tendered his resignation as a director of the Company effective on August 3, 2009, which is the tenth day following the filing of the 14F Information Statement with the SEC and the mailing of this 14F Information Statement to the Company stockholders.  Additionally, effective August 3, 2009, Robert Agostini and Lysander M. Marrero were appointed as directors of the Company.

There are no understandings or arrangements between Mr. Agostini and Mr. Marrero and any other person pursuant to which they were appointed as directors. Mr. Agostini and Mr. Marrero presently do not serve on any Company committee.  Mr. Agostini and Mr. Marrero do not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. With the below exceptions, Mr. Agostini and Mr. Marrero have never entered into a transaction, nor are there any proposed transactions, between Mr. Agostini and Mr. Marrero and the Company.

On March 22, 2009, Home Savers Holding Corp. (“Home”), a wholly owned subsidiary of the Company, entered into an employment agreement with Lysander M. Marrero.  As compensation, Home agreed to pay Mr. Marrero an annual base salary of $120,000, which such base will be increased 10% per year to represent a cost of living adjustment.  In addition, Mr. Marrero received 2,500,000 shares of Home which were subsequently exchange for shares of the Company.  Mr. Marrero is also entitled to participate in the Company’s stock option plan.  He is also entitled to participate in such benefit packages as the Company provides to similarly situated employees.  The agreement contains customary provisions related to non-compete, confidentiality, non-solicitation and invention assignment.  On July 10, 2009, the Company entered into a share exchange agreement with the shareholders of Home including Mr. Marrero.  Mr. Marrero exchanged his shares of Home for 3,574,197 shares of common stock of the Company.

On March 22, 2009, Home entered into an employment agreement with Robert D. Agostini.  As compensation, Home agreed to pay Mr. Agostini an annual base salary of $120,000, which such base will be increased 10% per year to represent a cost of living adjustment.  In addition, Mr. Agostini received 2,500,000 shares of Home which were subsequently exchange for shares of the Company.  Mr. Agostini is also entitled to participate in the Company’s stock option plan.  He is also entitled to participate in such benefit packages as the Company provides to similarly situated employees.  The agreement contains customary provisions related to non-compete, confidentiality, non-solicitation and invention assignment.  On July 10, 2009, the Company entered into a share exchange agreement with the shareholders of Home including Mr. Agostini.  Mr. Agostini exchanged his shares of Home for 3,574,197 shares of common stock of the Company.

LYSANDER M. MARRERO, graduated from Florida International University on December 18, 1995 with a Bachelor in Business Administration and is licensed as a Public Adjuster in the state of Florida. Mr. Marrero has a vast experience in real estate acquisitions, assets management and maintenance, insurance restoration and construction. Since 1999, Mr. Marrero has served as the President of B.C. Restoration, which specializes in insurance restoration, emergency repair and professional mitigation for public attorneys and property owners in Florida, Texas and the Virgin Islands expanding to Georgia and Puerto Rico and offering services to insurance carriers.  Mr. Marrero is also the founder of B.C. Restoration. In addition Mr. Marrero was founder and owner of Builders Choice of South Florida later converted to BC Restoration. BCSF specialized in residential and commercial property renovations, condo conversions, turnkey construction and obtained contracts to renovate multifamily complexes. BCSF built and renovated over 3000 units in the State of Florida.

ROBERT AGOSTINI, is the author of this unique proven foreclosure business model where he installed this program as a BETA format in a small company as a consultant in Miami, Florida.  Mr. Agostini is a highly qualified executive manager offering more than 18 years of mortgage management and training experience. Specifically, from October 2007 through February 2009 Mr. Agostini served as an independent contractor for FRS, Inc. where Mr. Agostini beta tested this business model.  From 2004 to 2007, Mr. Agostini served as the President of WorldCap, Inc. dba iTrain Corp. located in Hollywood, Florida.  Mr. Agostini has also authored over ten books on the mortgage industry.

 SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN KEY INTERNATIONAL, INC.

Dated: August 5, 2009	By:	/s/ Paul R. Peterson
Name: Paul R. Peterson
Title: Chief Executive Officer and Director

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